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                                                                    EXHIBIT 11.5

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                             ICN BIOMEDICALS, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The computations of net income (loss) per share for the years ended December 31, 1991, 1992, and 1993 and for the first six months of 1993 and 1994 are as follows:

                                                                                SIX MONTHS ENDED
                                                                                    JUNE 30,
                                                                               -------------------
                                                1991       1992       1993       1993       1994
                                              --------   --------   --------   --------   --------
PRIMARY
Net income (loss)...........................  $(12,892)  $(87,420)  $  1,762   $  4,400   $  1,050
                                              ========   ========   ========   ========   ========
Average common shares outstanding...........    11,790     18,224     17,895     22,399      9,034
Dilutive common equivalent shares issuable
  upon the exercise of options and warrants
  currently outstanding to purchase common
  shares....................................        --         --         69         41         94
                                              --------   --------   --------   --------   --------
                                                11,790     18,224     17,964     22,440      9,128
                                              ========   ========   ========   ========   ========
Net income (loss) per share.................  $  (1.09)  $  (4.80)  $    .10   $    .20   $    .12
                                              ========   ========   ========   ========   ========
Fully diluted:
Net income (loss)...........................  $(12,892)  $(87,420)  $  1,762   $  4,400   $  1,050
Add back:  Interest expense, net of tax,
  applicable to convertible debt............       831        778        668        324        327
Accretion, net of tax, on Danish bonds
  acquired if debt converted................     1,667        662        552        261        279
                                              --------   --------   --------   --------   --------
                                              $(10,394)  $(85,980)  $  2,982   $  4,985   $  1,656
                                              ========   ========   ========   ========   ========
Average common shares outstanding...........    11,790     18,224     17,895     22,399      9,034
Dilutive common equivalent shares issuable
  upon the exercise of options and warrants
  currently outstanding to purchase common
  shares....................................       118         55         82         41         94
Shares issuable upon conversion of debt.....     3,003      2,778      2,608      2,608      2,608
                                              --------   --------   --------   --------   --------
                                                14,911     21,057     20,585     25,048     11,736
                                              ========   ========   ========   ========   ========
Net income (loss) per share.................  $   (.70)  $  (4.08)  $    .14   $    .20   $    .14
                                              ========   ========   ========   ========   ========